EHEALTH, INC.
EXECUTIVE BONUS PLAN
2017
1.Plan Objectives.
•Reward management for achieving stated business objectives
•Build long-term stockholder value
•Provide competitive compensation for senior management
2.    Administration. The Compensation Committee of eHealth, Inc. (the “Company”) will administer the Executive Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.
3.    Eligibility. Senior management of the Company, as nominated by the CEO and approved by the Compensation Committee, but not including the CEO, (collectively, “Participants”) are eligible to participate in this Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. Participants must be employed at the time of payment to earn any payment under the Plan. The initial list of Participants is included in Exhibit A hereto.
Eligible senior management hired during the Plan year will have their Target Incentive Percentage and Maximum Incentive Percentage set by the Compensation Committee (see Section 5). Such Participant’s incentive payout will be pro-rated from the first day of employment; provided that the Compensation Committee determines that the Participant is eligible to participate. Employees hired after September 30, 2017 are not eligible for incentive payout for the 2017 Plan year, unless the Compensation Committee determines otherwise.
4.    Term. Twelve (12) months, commencing on January 1, 2017 and ending on December 31, 2017.
5.    Target Incentive Payout. The Compensation Committee will approve a Target Incentive Percentage and a Maximum Incentive Percentage for each Participant. The incentives under this Plan are expressed as a percentage of annual base salary as of the time the Compensation Committee approves a Participant’s participation in the Plan, provided that the Compensation Committee will be permitted (but not required) to make adjustments to the annual base salary to use for these purposes to reflect changes in annual base salary during the year that may occur (for instance, with respect to a Participant who is promoted during the Plan year) (the “Annual Salary”). Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentages and aggregate incentive for each 2017 Plan Participant. The aggregate “Target Incentive Award” for each Participant is equal to that Participant’s Annual Salary multiplied by the Target Incentive Percentage for that Participant.
6.    Incentive Determination. One hundred percent (100%) of each Participant’s potential Target Incentive Award is based upon achievement of performance goals as set forth on Exhibit B for the 2017 fiscal year of the Company (each, a “Goal”), as approved by the Compensation Committee in connection with the adoption of this Plan and subject to adjustment as set forth elsewhere in this Plan, including on Exhibit B. Notwithstanding any contrary provision of the Plan, the Compensation Committee, in its sole discretion, may (a) increase, eliminate or reduce the actual award that otherwise would be payable under the payout formula set forth above, and (b) determine whether or not any Participant will receive an actual award in the event the Participant incurs a termination of employment prior to the date the actual award is to be paid pursuant Section 7.
7.    Payment. Payments under the Plan will be made following the release of the Company’s earnings to the public and only after the Compensation Committee has approved all executive officer incentive awards, and are expected to be paid no later than March 15, 2018. All payments under the Plan are intended to fall within the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and under Section 1.409A-1(b)(4) of the Treasury Regulations or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), and the Plan will be interpreted consistent with that intent. All Plan payments will be made net of applicable tax withholding.
8.    Employment at Will. The employment of all employees at the Company is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan will not be construed to create a contract of employment for a specified period of time between the Company and any employee.
9.    Entire Agreement. This Plan is the entire agreement between the Company and the Participants regarding the subject matter of this Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Plan.
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EXHIBIT A

Salaries, Incentives and Incentive Percentages for 2017 Plan Participants

			INCENTIVE %		INCENTIVE $
OFFICERS	SALARY	TITLE	TARGET	MAX	TARGET	MAX
Francis, David	$400,000	CFO and COO	60%	90%	$240,000	$360,000
Hurley, Robert	$325,000	President, Medicare Business	60%	90%	$195,000	$292,500
Tom Tsao	$380,000	President, Small Business, Individual and Family Products	60%	89%	$228,000	$336,528

EXHIBIT B

In the case of each of the participants other than Robert Hurley and Tom Tsao (the “General Executive Group”), Company performance will be measured by the achievement of specific financial goals related to revenue (60%) and adjusted EBITDA (40%). In the case of Robert Hurley, in addition to the goals relating to revenue and adjusted EBITDA (collectively, 25%), Company performance will also be measured by the achievement of specific goals relating to the Company’s Medicare health insurance business (collectively, 75%). In the case of Tom Tsao, in addition to the goals relating to revenue and adjusted EBITDA (collectively, 25%), Company performance will also be measured by the achievement of specific goals relating to the Company’s individual, family and small business health insurance business (collectively, 75%). The percentages in this paragraph reflect the proportion of the bonus that would be represented by each goal if all goals are met at target. Each of the Goals with respect to the General Executive Group, Mr. Hurley and Mr. Tsao are set forth below on this Exhibit B.
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, other expense, net, provision (benefit) for income taxes and restructuring charges to GAAP net income (loss).
If the threshold target with respect to a particular Goal is achieved above the threshold targets, then a Participant’s Target Incentive Award with respect to that particular Goal will be multiplied by the following multipliers (noted as “Payout Percentage” in the tables below). Achievement between goals will be interpolated on a linear basis to determine the payout percentage.
For purposes of determining achievement of the Goals, the Compensation Committee may exclude, in its sole discretion, (i) the effect of mergers and acquisitions closing in 2017 (if any), (ii) any item as determined by the Compensation Committee to be extraordinary or non-recurring in its sole discretion, and (iii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.